Exhibit 99.1

Scripps reports Q2 2025 financial results

Aug. 7, 2025

CINCINNATI – The E.W. Scripps Company (NASDAQ: SSP) delivered $540 million in revenue for the second quarter of 2025. Loss attributable to the shareholders of Scripps was $51.7 million or 59 cents per share. Recent company highlights included a station swap announcement with Gray Media, the renewal of a Scripps Sports-WNBA agreement and the refinancing of the company’s 2027 bonds.

Business notes:
•On Aug. 6, Scripps closed on the placement of $750 million in new senior secured second-lien notes at a rate of 9.875%. Proceeds were used to pay off the company’s 2027 senior notes; pay down $205 million of its 2028 term loan B-2; and pay off a portion of its revolving credit facilities.
•On July 7, Scripps and Gray Media announced they had agreed to swap television stations across five mid-sized and small markets in four states, resulting in the creation of new duopolies for each group that will result in better local news coverage and stronger market financials.
•On June 13, Scripps and the WNBA announced an agreement on a new, multi-year renewal of their broadcast partnership for the WNBA Friday Night Spotlight on ION. The new agreement came after a 2024 season where average viewership on ION increased by 133% over 2023 and attracted more than 23 million unique viewers across games and wrap shows.
•In the Local Media division, sports played an important role in second-quarter core revenue performance, down only 1.9% despite economic uncertainty. The Stanley Cup playoffs featured two Scripps Sports teams: The Vegas Golden Knights and the Florida Panthers, who went on to win the Cup. The Indiana Pacers’ NBA Finals run also contributed and overall, the NBA on ABC delivered more than $5.5 million in revenue to the quarter.
•In the Scripps Networks division, the WNBA and National Women’s Soccer League programming on ION and connected TV/streaming revenue helped lift the division revenue to near-flat levels year over year, despite challenges in the general market due to economic uncertainty. The Networks division achieved a 9 percentage-point improvement in margin over the prior year and is on track to see a full-year lift of 4-6 percentage points in margin.
•The Scripps Howard Fund raised more than $125,000 from Scripps News and local station viewers, Scripps employees and the company and distributed it to six nonprofits supporting those impacted by the flooding of the Guadalupe River in Central Texas.
•Net leverage at the end of the second quarter was 4.4x, down a half-turn from 4.9x at the end of the first quarter.

From Scripps President and CEO Adam Symson:

“In both our Local Media and Scripps Networks divisions, we continue to benefit from our Scripps Sports strategy. Our vision three years ago was to capitalize on the emerging popularity of women’s sports and to take advantage of the demise of the regional sports networks by leveraging our ability to reach viewers with free, over-the-air TV as well as on streaming and on cable and satellite. In this way, passionate sports fans are finding their favorite teams and leagues on Scripps outlets on every platform. We now have six full-season partnerships with local stations and four full-season or events partnerships for ION that have become an important driver for our revenue performance. In Local Media, our sports programming helped us overcome softness in the core advertising marketplace during the second quarter. In Networks, the WNBA and NWSL are helping to drive streaming/connected TV revenue, which grew 57% in the second quarter.

“In July, we were pleased to have announced our first local station swap transaction to optimize and enhance our portfolio’s performance. These swaps with Gray Media will create value for both companies and are the first to come before the new Federal Communications Commission’s leadership that has expressed support for strengthening localism. Scripps plans to expand on its local sports and news strategies in these key geographies with the efficiencies created by our additional duopolies, allowing us to further invest in our connection to communities. The proposed transaction is now in front of federal regulators, and we expect a close by year end.

“We also were pleased to have completed another significant refinancing this year. The credit market’s positive reception to the company’s improving financial picture allowed us to move quickly on a new-money transaction at an upsized amount of $750 million. With the favorable rate, our cost of capital only increases by slightly more than half a percent. Our next maturity due is our 2028 term loan B-2, which we intend to pay off completely through cash flow. This puts Scripps in a solid financial position to continue our work improving the balance sheet with our next closest maturity out at 2029.

“At Scripps, we continue to do what we have said we would do – steadily reducing the quantum of our debt and our leverage ratio; seizing the opportunity of deregulation to bolster the financial performance of our local station portfolio; building up our Scripps Sports division and its contributions to the enterprise; and materially improving segment profit margins in the Scripps Networks division. Our work is ongoing, and investors should take note of our progress so far.”

Operating results
Second-quarter company revenue was $540 million, a decrease of 5.8% or $33.5 million from the prior-year quarter. Costs and expenses for segments, shared services and corporate were $457 million, down from $479 million in the year-ago quarter.

Loss attributable to the shareholders of Scripps was $51.7 million or 59 cents per share. The current-year quarter included $38.1 million of financing transaction costs, a $31.4 million gain on our West Palm Beach, Florida, television station building sale, a $5.6 million write-off of deferred financing costs and a $3 million loss on extinguishment of debt. When taken together, these items increased the loss attributable to shareholders by 13 cents per share. In the prior-year quarter, the loss attributable to shareholders of Scripps was $13 million or 15 cents per share.

Second-quarter 2025 results by segment compared to prior-period amounts:

Local Media
Revenue was $335 million, down 8.3% from the prior-year quarter.

•Core advertising revenue decreased 1.9% to $137 million.
•Political revenue was $2.6 million, compared to $28.2 million in the prior-year quarter, an election year.
•Distribution revenue was $193 million, compared to $194 million in the prior-year quarter.

Segment expenses increased 0.8% to $279 million.

Segment profit was $55.8 million, compared to $88.1 million in the year-ago quarter.

Scripps Networks
Revenue was $206 million, down 1.4% from the prior-year quarter. Segment expenses were $150 million, down 12.4% from the prior-year quarter.

Segment profit was $55.9 million, compared to $37.7 million in the year-ago quarter.

Financial condition
On June 30, cash and cash equivalents totaled $31.7 million, and total debt was $2.7 billion.

On April 10, we completed a series of previously announced refinancing transactions. With the resulting debt proceeds generated from these refinancing transactions, we paid off the remaining $719 million balance for our term loan that was due to mature in May 2026 and paid off the remaining $541 million balance for our term loan that was due to mature in January 2028. We now have a new term loan due June 2028 with $544 million aggregate principal outstanding and a new term loan due November 2029 with $339 million aggregate principal outstanding. During the first six months of 2025, we made mandatory principal payments of $6.1 million on our term loans. We also replaced the prior revolving credit facility with a new $208 million revolving credit facility, maturing in July 2027, and a $70 million non-extended revolving credit facility, maturing on Jan. 7, 2026. During the first six months of 2025, we had net borrowings of $70 million under our revolving credit facilities. Additionally, we entered into a new three-year accounts receivable securitization facility with aggregate commitments of up to $450 million. As of June 30, the maximum availability allowed and amount outstanding under the securitization facility was $366 million.

We did not declare or provide payment for either of the 2025 quarterly preferred stock dividends. The 9% dividend rate on the preferred shares compounds quarterly. At June 30, aggregated undeclared and unpaid cumulative dividends totaled $85.7 million. Under the terms of Berkshire Hathaway’s preferred equity investment in Scripps, we are prohibited from paying dividends on or repurchasing our common shares until all preferred shares are redeemed.

Year-to-date operating results
The following comparisons are to the period ending June 30, 2024:

Revenue was $1.1 billion in 2025 and 2024. Political revenue was $6.4 million, compared to $45.4 million in the prior year, an election year.

Costs and expenses for segments, shared services and corporate were $911 million, down from $953 million in the year-ago period, reflecting tight expense controls and savings achieved through our restructuring efforts.

Loss attributable to the shareholders of Scripps was $70.5 million or 81 cents per share. The 2025 period included $38.1 million of financing transaction costs, a $31.4 million gain on our West Palm television station building sale, a $5.6 million write-off of deferred financing costs, $4.8 million in restructuring costs and a $3 million loss on extinguishment of debt. When taken together, these items increased the loss attributable to shareholders by 17 cents per share. In the prior year, loss attributable to the shareholders of Scripps was $25.8 million or 30 cents per share. The 2024 period included an $18.1 million investment gain and a $6 million restructuring charge, decreasing the loss attributable to shareholders by 11 cents per share.

Looking ahead
Comparisons for our segments are to the same period in 2024.

Third-quarter 2025
Local Media revenue	Down mid-to-high 20% range
Local Media expense	Down low-to-mid single-digit percent range
Scripps Networks revenue	Down low single-digit percent range
Scripps Networks expense	Down mid-single-digit percent range
Shared services and corporate	About $22 million
Updated guidance for full-year 2025
Cash interest paid	Between $170-$175 million
Cash taxes paid	Between $5-$10 million
Capital expenditures	Between $45-$50 million

Conference call
The company’s senior management team will hold a call to discuss second-quarter 2025 results at 9 a.m. Eastern time on Friday, Aug. 8.

The company’s protocol for joining its earnings calls is as follows:

•To access a live webcast of the call, participants will need to register by visiting http://ir.scripps.com/. The registration link can be found on that page under “upcoming events.”
•To dial in by phone, participants will first need to visit a website to receive the phone number. To receive a listen-only dial-in and PIN code, visit https://edge.media-server.com/mmc/p/b5ypkwtr.

•Analysts who will be asking questions should visit this webpage to receive a different dial-in and PIN, which will identify them by name on the call: https://register-conf.media-server.com/register/BI5a189a303a934b0489eaa21e66a094a1.

A replay of the conference call will be archived and available online for an extended period of time. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Contact: Carolyn Micheli, The E.W. Scripps Company, (513) 977-3732, carolyn.micheli@scripps.com

Forward-looking statements
This document contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “believe,” “anticipate,” “intend,” “expect,” “estimate,” “could,” “should,” “outlook,” “guidance,” and similar references to future periods. Examples of forward-looking statements include, among others, statements the company makes regarding expected operating results and future financial condition. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of the industry and the economy, the company’s plans and strategies, anticipated events and trends, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties, and changes in circumstance that are difficult to predict and many of which are outside of the company’s control. The company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause the company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: change in advertising demand, fragmentation of audiences, loss of affiliation agreements, loss of distribution revenue, increase in programming costs, changes in law and regulation, the company’s ability to identify and consummate strategic transactions, the controlled ownership structure of the company, and the company’s ability to manage its outstanding debt obligations. A detailed discussion of such risks and uncertainties is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” Any forward-looking statement made in this document is based only on currently available information and speaks only as of the date on which it is made. The company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating connection. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of more than 60 stations in 40+ markets. Scripps reaches households across the U.S. with national news outlets Scripps News and Court TV and popular entertainment brands ION, ION Plus, ION Mystery, Bounce, Grit and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps Sports serves professional and college sports leagues, conferences and teams with local market depth and national broadcast reach of up to 100% of TV households. Founded in 1878, Scripps is the steward of the Scripps National Spelling Bee, and its longtime motto is: “Give light and the people will find their own way.”

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2025	2024	2025	2024

Operating revenues	$540,080	$573,629	$1,064,473	$1,135,093
Segment, shared services and corporate expenses	(457,075)	(478,639)	(911,467)	(952,865)
Restructuring costs	(613)	(973)	(4,757)	(5,988)
Depreciation and amortization of intangible assets	(37,198)	(38,468)	(75,658)	(77,156)
Gains (losses), net on disposal of property and equipment	31,410	157	31,488	10
Operating expenses	(463,476)	(517,923)	(960,394)	(1,035,999)
Operating income	76,604	55,706	104,079	99,094
Interest expense	(58,653)	(52,123)	(102,403)	(107,040)
Loss on extinguishment of debt	(2,972)	—	(2,972)	—
Other financing transaction costs	(38,071)	—	(38,071)	—
Defined benefit pension plan income (expense)	(337)	177	(675)	354
Miscellaneous, net	(1,683)	(419)	(1,527)	16,402
Income (loss) from operations before income taxes	(25,112)	3,341	(41,569)	8,810
Benefit (provision) for income taxes	(10,850)	(1,912)	2,152	(5,755)
Net income (loss)	(35,962)	1,429	(39,417)	3,055
Preferred stock dividends	(15,722)	(14,432)	(31,110)	(28,809)
Net loss attributable to the shareholders of The E.W. Scripps Company	$(51,684)	$(13,003)	$(70,527)	$(25,754)

Net loss per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company	$(0.59)	$(0.15)	$(0.81)	$(0.30)

Weighted average diluted shares outstanding	87,925	85,673	87,420	85,282
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our operating segments based upon our management and internal reporting structure, as well as the basis that our chief operating decision maker makes resource-allocation decisions.
Our Local Media segment includes more than 60 local television stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 11 independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment includes national news outlets Scripps News and Court TV as well as popular entertainment brands ION, Bounce, Grit, ION Mystery, ION Plus and Laff. The Scripps Networks reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, connected TV and/or digital distribution. These operations earn revenue primarily through the sale of advertising.

Our segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. The intercompany carriage fee revenue earned by our local broadcast television stations is equal to the carriage fee expense incurred by our national networks. We also allocate a portion of certain corporate costs and expenses, including accounting, human resources, employee benefit and information technology to our segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
The other segment caption aggregates our operating segments that are too small to report separately. Costs for centrally provided services and certain corporate costs that are not allocated to the segments are included in shared services and corporate costs. These unallocated corporate costs would also include the costs associated with being a public company. Corporate assets are primarily cash and cash equivalents, property and equipment primarily used for corporate purposes and deferred income taxes.

Our chief operating decision maker evaluates operating performance and makes decisions about the allocation of resources to our segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our operating performance is as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2025	2024	Change	2025	2024	Change

Segment operating revenues:
Local Media	$334,766	$364,926	(8.3)%	$660,155	$717,762	(8.0)%
Scripps Networks	205,765	208,720	(1.4)%	403,772	417,998	(3.4)%
Other	4,243	4,746	(10.6)%	9,923	8,859	12.0%
Intersegment eliminations	(4,694)	(4,763)	(1.4)%	(9,377)	(9,526)	(1.6)%
Total operating revenues	$540,080	$573,629	(5.8)%	$1,064,473	$1,135,093	(6.2)%

Segment profit (loss):
Local Media	$55,821	$88,130	(36.7)%	$90,740	$153,686	(41.0)%
Scripps Networks	55,948	37,747	48.2%	120,041	87,401	37.3%
Other	(6,979)	(9,236)	(24.4)%	(13,384)	(15,633)	(14.4)%
Shared services and corporate	(21,785)	(21,651)	0.6%	(44,391)	(43,226)	2.7%
Restructuring costs	(613)	(973)		(4,757)	(5,988)
Depreciation and amortization of intangible assets	(37,198)	(38,468)		(75,658)	(77,156)
Gains (losses), net on disposal of property and equipment	31,410	157		31,488	10
Interest expense	(58,653)	(52,123)		(102,403)	(107,040)
Loss on extinguishment of debt	(2,972)	—		(2,972)	—
Other financing transaction costs	(38,071)	—		(38,071)	—
Defined benefit pension plan income (expense)	(337)	177		(675)	354
Miscellaneous, net	(1,683)	(419)		(1,527)	16,402
Income (loss) from operations before income taxes	$(25,112)	$3,341		$(41,569)	$8,810

Operating results for our Local Media segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2025	2024	Change	2025	2024	Change

Segment operating revenues:
Core advertising	$136,529	$139,106	(1.9)%	$268,675	$275,549	(2.5)%
Political	2,624	28,151	(90.7)%	5,887	43,317	(86.4)%
Distribution	192,613	194,191	(0.8)%	379,804	391,690	(3.0)%
Other	3,000	3,478	(13.7)%	5,789	7,206	(19.7)%
Total operating revenues	334,766	364,926	(8.3)%	660,155	717,762	(8.0)%
Segment costs and expenses:
Employee compensation and benefits	104,315	105,569	(1.2)%	209,484	212,295	(1.3)%
Programming	129,153	123,112	4.9%	268,850	253,856	5.9%
Other expenses	45,477	48,115	(5.5)%	91,081	97,925	(7.0)%
Total costs and expenses	278,945	276,796	0.8%	569,415	564,076	0.9%
Segment profit	$55,821	$88,130	(36.7)%	$90,740	$153,686	(41.0)%

Operating results for our Scripps Networks segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2025	2024	Change	2025	2024	Change

Total operating revenues	$205,765	$208,720	(1.4)%	$403,772	$417,998	(3.4)%
Segment costs and expenses:
Employee compensation and benefits	21,956	29,781	(26.3)%	42,829	59,762	(28.3)%
Programming	88,837	98,474	(9.8)%	165,247	187,636	(11.9)%
Other expenses	39,024	42,718	(8.6)%	75,655	83,199	(9.1)%
Total costs and expenses	149,817	170,973	(12.4)%	283,731	330,597	(14.2)%
Segment profit	$55,948	$37,747	48.2%	$120,041	$87,401	37.3%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of June 30, 2025	As of December 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$31,660	$23,852
Other current assets	592,208	606,163
Total current assets	623,868	630,015
Investments	15,323	8,884
Property and equipment	428,264	453,900
Operating lease right-of-use assets	88,298	90,136
Goodwill	1,968,574	1,968,574
Other intangible assets	1,590,521	1,635,488
Programming	341,231	402,459
Miscellaneous	31,658	9,119
TOTAL ASSETS	$5,087,737	$5,198,575

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$67,055	$100,669
Unearned revenue	16,597	18,159
Current portion of long-term debt	78,854	15,612
Accrued expenses and other current liabilities	329,646	347,954
Total current liabilities	492,152	482,394
Long-term debt (less current portion)	2,544,850	2,560,560
Other liabilities (less current portion)	760,745	837,607
Total equity	1,289,990	1,318,014
TOTAL LIABILITIES AND EQUITY	$5,087,737	$5,198,575

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with non-forfeitable rights to receive dividends or dividend equivalents, such as certain of our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024

Numerator (for basic and diluted earnings per share)
Net income (loss)	$(35,962)	$1,429	$(39,417)	$3,055
Less preferred stock dividends	(15,722)	(14,432)	(31,110)	(28,809)
Numerator for basic and diluted earnings per share	$(51,684)	$(13,003)	$(70,527)	$(25,754)
Denominator
Basic weighted-average shares outstanding	87,925	85,673	87,420	85,282
Effect of dilutive securities	—	—	—	—
Diluted weighted-average shares outstanding	87,925	85,673	87,420	85,282

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses adjusted EBITDA, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense
(benefit), interest expense, financing transaction costs, losses (gains) on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, impairment of goodwill, loss (gain) on business and asset disposals, acquisition and integration costs, restructuring charges and certain other miscellaneous items. We consider adjusted EBITDA to be an indicator of our operating performance.

A reconciliation of the adjusted EBITDA measure to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024

Net income (loss)	$(35,962)	$1,429	$(39,417)	$3,055
Provision (benefit) for income taxes	10,850	1,912	(2,152)	5,755
Interest expense	58,653	52,123	102,403	107,040
Loss on extinguishment of debt	2,972	—	2,972	—
Other financing transaction costs	38,071	—	38,071	—
Defined benefit pension plan expense (income)	337	(177)	675	(354)
Share-based compensation costs	5,852	4,970	11,457	9,576
Depreciation	14,643	15,150	29,547	30,270
Amortization of intangible assets	22,555	23,318	46,111	46,886
Losses (gains), net on disposal of property and equipment	(31,410)	(157)	(31,488)	(10)
Restructuring costs	613	973	4,757	5,988
Miscellaneous, net	1,683	419	1,527	(16,402)
Adjusted EBITDA	$88,857	$99,960	$164,463	$191,804

5. SUPPLEMENTAL CASH FLOW INFORMATION

The following table presents additional information on certain sources and uses of cash:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024

Capital expenditures	$(12,642)	$(23,149)	$(14,496)	$(41,046)
Interest paid	(24,039)	(33,811)	(81,906)	(101,158)
Income taxes paid	(12,914)	(34,388)	(12,729)	(34,570)
Mandatory contributions to defined retirement plans	(279)	(290)	(556)	(587)